Exhibit 4.2

DAILY JOURNAL CORPORATION

NON-EMPLOYEE DIRECTOR EQUITY AWARD PLAN

1.	Purpose; Eligibility.

1.1.

General Purpose. The name of this plan is the Daily Journal Corporation Non-Employee Director Equity Award Plan. The purposes of the Plan are to (a) enable the Company to attract and retain the types of Eligible Directors who will contribute to the Company’s long-term success; and (b) promote the success of the Company’s business.

1.2.

Eligible Award Recipients. The persons eligible to receive Awards are the Eligible Directors of the Company and such other individuals designated by the Committee who are reasonably expected to become Eligible Directors after the receipt of Awards.

1.3.	Available Awards. Only Restricted Stock Units may be granted under the Plan.

2.	Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means a Restricted Stock Unit granted under the Plan.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Change in Control” means the acquisition of ownership of shares of Common Stock by any one person, or more than one person acting as a group (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company that, together with shares of Common Stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of Common Stock of the Company. The foregoing shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that only such transactions or events that could qualify as a “change in the ownership” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) will be deemed to be a Change in Control for purposes of this Plan.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a Section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means the Daily Journal Corporation, a South Carolina corporation, and any successor thereto.

“Continuous Service” means that the Participant’s service with the Company as a member of the Board is not interrupted or terminated.

“Disability” shall have the meaning ascribed to it under Section 22(e)(3) of the Code.

“Effective Date” shall mean February 19, 2025.

“Eligible Director” means a non-employee member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange, including the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange on the day of determination. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Non-Employee Director” means a member of the Board who is a “non-employee director” within the meaning of Rule 16b-3.

“Participant” means an Eligible Director to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Permitted Transferee” means: (a) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means a “person” as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Daily Journal Corporation Non-Employee Director Equity Award Plan, as amended and/or amended and restated from time to time.

“Restricted Stock Units” means a bookkeeping entry representing an amount equal to the Fair Market Value of one share of Common Stock granted pursuant to Section 7. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company to deliver shares of Common Stock, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Substitute Award” has the meaning set forth in Section 4.4.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.	Administration.

3.1.    Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

3.2.    Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3.    Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.4.    Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

4.	Shares Subject to the Plan

4.1.    Subject to adjustment in accordance with Section 12, no more than 2,000 shares of Common Stock shall be available to settle Awards granted under the Plan (the “Total Share Reserve”). Any share of Common Stock issued in connection with an Award shall be counted against this limit as 1 share of Common Stock. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2.    Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3.    Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Shares of Common Stock subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such shares are (a) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (b) shares covered by other Awards that were not issued upon the settlement of the Award.

4.4.    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit.

5.	Eligibility for Awards.

Awards may be granted to Eligible Directors and those individuals whom the Committee determines are reasonably expected to become Eligible Directors following the Grant Date.

6.	RESERVED.

7.	Restricted Stock Units.

Each Restricted Stock Unit granted under the Plan shall be evidenced by an Award Agreement and shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

7.1.    Restricted Stock Units. The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

7.2.    Restrictions.

(a)    Restricted Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the applicable vesting period, and/or satisfaction of any other applicable vesting conditions, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement.

(b)    The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock Units are granted, such action is appropriate.

7.3.    Vesting Period. The Committee shall determine the vesting conditions, if any, that shall apply to a grant of Restricted Stock Units. No Restricted Stock Unit may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

7.4.    Settlement of Restricted Stock Units. In connection with the expiration of the vesting period and/or satisfaction of any applicable vesting conditions with respect to any outstanding Restricted Stock Units at the time specified in the Award Agreement, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit (each, a “Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.1 hereof or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, the Committee may, in its sole discretion, elect to pay cash or part cash and part shares of Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the vesting period lapsed and/or any applicable vesting condition was achieved with respect to each Vested Unit.

8.	RESERVED.

9.	Securities Law Compliance.

Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue shares of Common Stock upon settlement of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue Common Stock upon settlement of such Awards unless and until such authority is obtained.

10.	RESERVED.

11.	Miscellaneous.

11.1.    Acceleration of Vesting. The Committee shall have the power to accelerate the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time during which it will vest.

11.2.    Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for vesting and settlement of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 12, or as determined by the Committee pursuant to Section 7.1.

11.3.    Withholding Obligations. The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by Applicable Law to withhold with respect to the grant, vesting, or settlement of an Award (“Tax Withholding Obligations”) and (b) any amounts due from the Participant to the Company and/or any of its Affiliates (“Other Obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such Tax Withholding Obligations and Other Obligations are satisfied. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any such Tax Withholding Obligations and Other Obligations relating to the acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the settlement of the Award, subject to any maximum limitations on the number of shares that may be withheld to avoid adverse accounting treatment; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

12.	Adjustments Upon Changes in Stock.

In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, and/or the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. Any adjustments made under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.	Effect of Change in Control.

13.1.    Unless otherwise determined by the Committee or otherwise provided in an Award Agreement, in the event of a Change in Control in which no provision is made for (x) assumption of Awards previously granted or (y) substitution for such Awards of new awards covering stock of a successor corporation or its parent or any of its subsidiaries with appropriate adjustments as to the number and kinds of shares , all Restricted Stock Units, then held by Participants that are unvested or still subject to restrictions or forfeiture, will automatically be deemed vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such Change in Control and will be paid out (in cash, securities or other property) within 30 days following such Change in Control or such later date as may be required to comply with Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to such Participants.

13.2.    For the purposes of this Section 13, an Award will be considered assumed or substituted if appropriate adjustments are made to the number and kind of shares, as the Committee determines will preserve the material terms and conditions of such Award as in effect immediately prior to the Change in Control, including with respect to vesting schedule, intrinsic value of the Award (if any) as of the Change in Control, transferability of shares underlying such Award and that, following the Change in Control, the Award confers the right to receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Restricted Stock Unit for each share of Common Stock subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

13.3.    With respect to an Award that constitutes deferred compensation within the meaning of Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to the Participant holding such Award, payment or settlement of such Award may accelerate upon a Change in Control for purposes of the Plan or any Award Agreement only if such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code (it being understood that vesting of the Award may accelerate upon a Change in Control, even if payment or settlement of the Award may not accelerate pursuant to this sentence).

13.4.    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14.	Amendment of the Plan and Awards.

14.1.    Amendment and Termination of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock and Section 14.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine whether such amendment will be contingent on shareholder approval.

14.2.    Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

14.3.    Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

14.4.    No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.5.    Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.	General Provisions.

15.1.    Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.2.   Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.3.    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

15.4.    Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 12.

15.5.    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

15.6.    Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, as the Committee may deem advisable.

15.7.    Section 409A. The Plan is intended to comply with, or be exempt from, Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered in accordance with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first day after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.8.    Section 16 of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 15.8, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

15.9.    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

15.10.    Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

15.11.    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform among similarly situated Persons and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16.	Termination or Suspension of the Plan.

The Plan shall terminate automatically on the 10th anniversary of the Effective Date. No Awards shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 14.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

17.	Choice of Law.

The law of the State of South Carolina shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

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